PROMISSORY NOTE

I ____________________, A FULLY ACCREDITED INVESTOR UNDER THE
DEFINITION OF THE EXCHANGE ACT OF 1934, AGREE TO LEND VERDISYS,
INC. THE SUM OF $____________. THE TERM OF THE LOAN IS FOR ONE YEAR
FROM THE DATE OF EXECUTION AND THE INTEREST RATE IS 8% SIMPLE
INTEREST. THE LOAN ALSO ENTITLES THE LENDER TO A ____% WARRANT
COVERAGE, WHICH PROVIDES THEM THE RIGHT TO PURCHASE

COMMON SHARES AT A PRICE OF $_____ PER SHARE AT ANY TIME WITHIN
THE TERM OF THIS NOTE. A SEPARATE WARRANT AGREEMENT WILL BE
ISSUED IN CONJUNCTION WITH THE LOAN.

THE NOTE MAY BE REPAID AT ANY TIME PRIOR TO ONE YEAR FROM THE
DATE OF EXECUTION AT THE OPTION OF THE COMPANY.

THE PARTIES HERETO EXPRESSLY WAIVE DEMAND, PRESENTMENT FOR
PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF PROTEST.
LENDER ASSERTS THAT THEY A FULLY KNOWLEDGABLE OF THE
COMPANY’S BUSINESS AND HAVE READ ALL AND ANY ASSOCIATED SEC
FILINGS, INCLUDING RISK FACTORS.

SIGNED	SIGNED

LENDER	CFO VERDISYS, INC

DATE	DATE